Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
QUANTA SERVICES, INC.
Quanta Services, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
     FIRST: Article FOURTH of the Restated Certificate of Incorporation of the Corporation (the “Charter”) is hereby deleted in its entirety and replaced with the following:
FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is Six Hundred Ten Million (610,000,000), Six Hundred Million (600,000,000) of which will be shares of Common Stock, having a par value of $0.00001 per share (hereinafter called “Common Stock”) and Ten Million (10,000,000) of which will be shares of Preferred Stock having a par value of $0.00001 per share (hereinafter called “Preferred Stock”).
Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.
Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock has been designated, with such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:
Exhibit A: Series F Preferred Stock
Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock, the holders of Common Stock shall be entitled to receive out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.
In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock.
Except as otherwise required by law, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.
The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.
Upon the effectiveness of the amendment or restatement of the Certificate of Incorporation adding this sentence thereto (the “Effective Time”), each share of Limited Vote Common Stock, par value $0.00001 per share (hereinafter called “Limited Vote Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be reclassified, changed and converted into 1.05 shares of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Limited Vote Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the preceding sentence, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock reported on the New York Stock Exchange on the date on which the Effective Time occurs.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Limited Vote Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Limited Vote Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Limited Vote Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate (or book entry notation, as applicable) evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Limited Vote Common Stock formerly represented by such certificate shall have been reclassified.
     SECOND: The first paragraph of Article FIFTH of the Charter is deleted in its entirety and replaced with the following:
The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the Bylaws, but shall be at least one and not more than nineteen. Election of directors need not be by written ballot.
     THIRD: Article TENTH of the Charter is hereby deleted in its entirety and replaced with the following:
TENTH. Reserved.
     FOURTH: This amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on the date set forth below.

QUANTA SERVICES, INC.
By:	/s/ Tana Pool
	Name:	Tana Pool
	Title:	Vice President

Dated: 5-19-2011

Exhibit A
SERIES F PREFERRED STOCK
          Section 1. Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be “Series F Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be one (the “Series Share”).
          Section 2. Dividends. No dividends shall be payable in respect of the Series Share.
          Section 3. Voting Rights. The record holder of the Series Share (the “Holder”) shall be entitled to vote (whether at an annual or special meeting or by written consent) on each matter submitted to a vote of the holders of Common Stock, voting together as one class with the holders of Common Stock and with the holders of any other class or series of capital stock of the Corporation voting together with the holders of Common Stock on such matters, except as otherwise provided in this Certificate of Designation or required by applicable law. The Holder shall be entitled to cast on any such matter a number of votes equal to the number of Class A non-voting exchangeable common shares (the “Exchangeable Shares”) of Quanta Services EC Canada Ltd., a British Columbia company (“Exchangeco”), and its successors-at-law, whether by merger, amalgamation or otherwise, outstanding as of the record date for determining the stockholders entitled to vote at such annual or special meeting or entitled to consent to such action by written consent of stockholders and not belonging to the Corporation or any other entity of which a majority of the shares (or similar interests) entitled to vote in the election of members of the board of directors (or similar governing body) of such other entity is held, directly or indirectly, by the Corporation (any such entity, a “subsidiary” of the Corporation).
          Section 4. Redemption.
          (A) At such time as no Exchangeable Shares (other than Exchangeable Shares belonging to the Corporation or any subsidiary of the Corporation) shall be outstanding and there are no shares of stock, debt, options, rights, warrants, or other securities convertible, exchangeable or exercisable for, or other agreements which could give rise to the issuance of, any Exchangeable Shares to any person (other than the Corporation or any subsidiary of the Corporation), the Series Share shall be automatically redeemed for an amount equal to $1.00, but only out of funds legally available therefor, and upon any such redemption of the Series Share by the Corporation, the Series Share shall be deemed retired and canceled and may not be reissued.
          (B) Notice of redemption of the Series Share shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holder at such Holder’s address as it appears on the records of the Corporation (i) notifying such Holder of the redemption of the Series Share and (ii) stating the place at which the certificate evidencing the Series Share shall be surrendered.
          (C) From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Series Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the Series Share shall automatically cease and terminate, except the right of the record holder of the Series Share, upon surrender of the certificate for the Series Share, to receive the redemption price of $1.00.
          Section 5. Liquidation, Dissolution or Winding Up.
          (A) Upon the dissolution, liquidation or winding up of the Corporation, the Series Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Corporation or on any other class or series of stock ranking junior to the Series Share upon liquidation, the amount of $1.00, and no more.
          (B) Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.
          (C) After the payment to the Series Share of the full preferential amount provided for in this Section 5, the Series Share shall have no right or claim to any of the remaining assets of the Corporation.
          Section 6. Restrictions on Transfer.
          (A) Notwithstanding anything to the contrary in this Certificate of Designation, the Holder shall not Transfer the Series Share to any person unless either (a) such Transfer complies with the applicable provisions of the Voting and Exchange Rights Agreement, dated October 25, 2010 (the “Trust Agreement”), or (b) such Transfer is approved by the Corporation. Any purported Transfer of the Series Share effected in violation of this paragraph shall be null and void and shall have no force or effect. For purposes of this Certificate of Designation, references to the Trust Agreement shall include any amendment of the Trust Agreement if, and only if, such amendment has been approved by the Corporation.
          (B) For purposes of this Certificate of Designation, “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of the Series Share or any ownership or other interest in the Series Share; provided, however, that the execution and performance of the Trust Agreement by any person or entity shall not constitute a Transfer.
          (C) The certificate, if any, representing the Series Share shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:
“THE SHARE OF STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO TRANSFER RESTRICTIONS. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF SUCH SHARE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE CERTIFICATE OF DESIGNATION OF

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SERIES F PREFERRED STOCK OF THE CORPORATION AND A CERTAIN VOTING AND EXCHANGE RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.”
          Section 7. Rank. Except as otherwise provided in this Certificate of Designation, any stock of any class or classes or series of the Corporation shall be deemed to rank prior to the Series Share upon liquidation, dissolution or winding up.
          Section 8. Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

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